UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): November 9, 2012

Deluxe Corporation

(Exact Name of Registrant as Specified in Charter)

Minnesota	1-7945	41-0216800
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3680 Victoria St. North, Shoreview, Minnesota	55126-2966
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (651) 483-7111

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                        Entry into a Material Definitive Agreement.

On November 9, 2012, Deluxe Corporation, a Minnesota corporation (the “Company”), and certain of its subsidiaries (the “Guarantors”) entered into a Purchase Agreement (the “Purchase Agreement”) with J.P. Morgan Securities LLC, as representative of the several initial purchasers (the “Initial Purchasers”) listed in Schedule I to the Purchase Agreement, to sell to the Initial Purchasers $200,000,000 aggregate principal amount of the Company’s 6.000% Senior Notes due 2020 (the “Notes”) pursuant to an indenture to be entered into among the Company, the Guarantors and U.S. Bank National Association, as trustee (the “Indenture”). The net proceeds from the Notes offering, after deducting estimated discounts, fees and expenses, are expected to be approximately $196.0 million. The net proceeds from the Notes offering, together with cash on hand, are intended to be used to purchase all of the Company’s 7.375% Senior Notes due 2015 (the “2015 Notes”) tendered pursuant to the Company’s previously announced tender offer and consent solicitation, to redeem any 2015 Notes not purchased pursuant to the tender offer and consent solicitation and to pay fees and expenses incurred by the Company in connection therewith. The previously announced tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement, dated November 9, 2012, and the related Consent and Letter of Transmittal. Under no circumstances shall this report constitute an offer to buy or the solicitation of an offer to sell the 2015 Notes, nor shall it constitute a notice of redemption or an obligation to issue a notice of redemption with respect to the 2015 Notes. The Purchase Agreement contains customary representations, warranties and agreements of the Company and the Guarantors, customary indemnification rights and obligations of the parties and termination provisions.

Certain of the Initial Purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates, for which they have received (or will receive) customary fees and commissions. In particular, an affiliate of J.P. Morgan Securities LLC is administrative agent and a lender under the Company’s revolving credit facility, an affiliate of Credit Suisse Securities (USA) LLC is a lender under the Company’s revolving credit facility, affiliates of Mitsubishi UFJ Securities (USA), Inc. and U.S. Bancorp Investments, Inc. are co-documentation agents and lenders under the Company’s revolving credit facility and an affiliate of Fifth Third Securities, Inc. is syndication agent and a lender under the Company’s revolving credit facility. Also, an affiliate of U.S. Bancorp Investments, Inc. is the trustee under the indenture that governs the Company’s 7.00% Senior Notes due 2019 and will be the trustee under the Indenture. Further, certain of the Initial Purchasers are the Company’s customers in the ordinary course of business. In addition, J.P. Morgan Securities LLC and Credit Suisse Securities (USA) LLC are dealer managers for the tender offer for the 2015 Notes and solicitation agents for the concurrent consent solicitation referred to above.

The closing of the sale of the Notes is expected to occur on November 27, 2012 and is subject to the satisfaction of customary closing conditions. The Notes have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). The Company is offering and selling the Notes to the Initial Purchasers in a private placement in reliance upon the exemption from registration provided by Section 4(a)(2) of the Securities Act. The Initial Purchasers are then reselling the Notes to qualified institutional buyers pursuant to the exemption from registration provided by Rule 144A under the Securities Act and to non-U.S.

persons pursuant to the exemption from registration provided by Regulation S under the Securities Act.

The foregoing description is a summary of, and does not purport to be a complete description of, the terms and conditions of the Purchase Agreement. Such description is qualified in its entirety by reference to the full terms and conditions of the Purchase Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 8.01.                                        Other Events.

On November 9, 2012, the Company issued a press release announcing the pricing of the Notes offering. Pursuant to Rule 135c under the Securities Act, the press release announcing this matter is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

Item 9.01.                                        Financial Statements and Exhibits.

(d)	Exhibits

10.1

Purchase Agreement, dated as of November 9, 2012, by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the several Initial Purchasers listed in Schedule I thereto

99.1	Press Release of Deluxe Corporation dated November 9, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DELUXE CORPORATION

Date: November 13, 2012
	By:	/s/ Terry D. Peterson
		Name:	Terry D. Peterson
		Title:	Senior Vice President, Chief Financial Officer

Exhibit Index

Exhibit No.	Description
10.1

Purchase Agreement, dated as of November 9, 2012, by and among the Company, the Guarantors and J.P. Morgan Securities LLC, as representative of the several Initial Purchasers listed in Schedule I thereto

99.1	Press Release of Deluxe Corporation dated November 9, 2012